Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post-Effective Amendment No. 2 to the Registration Statement (Form S-1 No. 333-232931) and related Prospectus of DelMar Pharmaceuticals, Inc. for the registration of 7,762,500 Shares of Common Stock Issuable upon Exercise of Previously Issued Warrants and to the incorporation by reference therein of our report dated September 9, 2019, with respect to the consolidated financial statements of DelMar Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2019, filed with the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
November 15, 2019	Chartered Professional Accountants